Exhibit 10.25

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”) by and between W. Michael Kavanaugh, M.D. (“Executive”), and CytomX Therapeutics, Inc., a Delaware corporation (the “Company”), is made effective as of the twenty-fourth day following the date Executive signs this Agreement if not revoked in accordance with Section 5(c)(iii) (the “Effective Date”) with reference to the following facts:

A.	Executive’s employment with the Company and status as an officer and employee of the Company and each of its affiliates ended on December 1, 2020 (the “Retirement Date”).

B.	Executive and the Company are parties to that certain Amended and Restated Severance and Change of Control Agreement dated as of March 25, 2019, as amended (the “Severance Agreement”).

C.	Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.

Retirement Date.  Executive acknowledges and agrees that his status as an officer and employee of the Company ended effective as of the Retirement Date.  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company as of the Retirement Date; provided, that such documents shall not be inconsistent with any of the terms of this Agreement.

2.

Final Paycheck; Payment of Accrued Wages and Expenses.  The Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Retirement Date, subject to standard payroll deductions and withholdings.  The Company will reimburse Executive for all outstanding expenses incurred prior to the Retirement Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.  Executive is entitled retain or be paid these payments regardless of whether Executive executes this Agreement.

3.

Retirement Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to this Agreement becoming effective and irrevocable within forty-five days following the Retirement Date and continued compliance with the terms and conditions of the Proprietary Information and Inventions Agreement entered into between Executive and the Company (the “Confidentiality Agreement”), to provide Executive the severance benefits set forth below.  Specifically, the Company and Executive agree as follows:

(a)

Severance.  The Company shall pay to Executive an amount equal to $629,290.28, which constitutes twelve (12) months of Executive’s base salary as in effect on the Effective Date and Executive’s target bonus for 2020, pro-rated through the Retirement Date, such payment to be made in a single lump sum, less applicable withholdings and deductions, on the first payroll date following the date this Agreement becomes effective and irrevocable.
(b)

Healthcare Continuation. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA or Medicare and Medicare Supplement premiums for Executive and COBRA premiums for Executive’s covered dependents (including his spouse) through the earlier of (i) the twelve (12)-month anniversary of the Retirement Date or (ii) the date on which Executive and/or Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, that the Company will continue to pay for the COBRA. Medicare and Medicare Supplement premiums for Executive if he is not eligible for coverage under another employer’s plan(s) and COBRA premiums for those family member(s) who are not eligible for coverage under another employers plan(s) pursuant to COBRA; provided further, that after the Company ceases to directly pay or reimburse premiums pursuant to this Section 3(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.  Executive acknowledges that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA and Medicare and Medicare Supplemental coverage, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.  Executive shall be responsible for providing documentation of Medicare and Medicare Supplemental coverage premiums to the Company, and the Company may elect to pay monthly or make a one-time payment of such premiums; provided that Executive shall be responsible for any tax consequences from the payments above.

(c)

Stock Options.  Executive acknowledges and agrees that the unvested portion of each option to purchase Company common stock held by Executive as of the Retirement Date terminated as of such date.  The vested portion of each option to purchase Company common stock that is outstanding and held by Executive as of the Retirement Date shall remain eligible to be exercised through the three month anniversary of the Retirement Date. If by the three month anniversary of the Retirement Date, the Company has not received a duly executed notice of exercise and remuneration in accordance with Executive’s option agreements, Executive’s vested options shall automatically terminate and be of no further effect.  Executive agrees that the agreements evidencing Executive stock options shall automatically be deemed amended to the extent necessary to reflect the terms of this Section 3(c).

(d)

SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report any matching transactions in Company common stock for six (6) months following the Retirement Date.  Executive hereby agrees not to undertake, directly or indirectly, any matching transactions until the end of such six (6) month period.

(e)

Sole Retirement Benefit.  Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

4.

Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.  Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Severance Agreement , any offer letter, employment agreement, bonus plan or arrangement, severance and/or change in control agreement, and each such agreement shall be deemed terminated and of no further effect as of the Effective Date.

5.

Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)

Released Claims.  On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)	Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)	Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)	Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)	Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)	Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)	Claims for indemnification under any written indemnification agreement between Executive and the Company, the Company’s Bylaws or any applicable law; and
(vi)

Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)	Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)	Executive should consult with an attorney before signing this Release;
(ii)	Executive has been given at least twenty-one (21) days to consider this Agreement;
(iii)

Executive has twenty-four (24) days after signing this Agreement to revoke it.  If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 24th day following Executive’s execution of this Agreement to Lloyd Rowland, Senior Vice President, General Counsel, email: lrowland@cytomx.com. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in Section 3 of this Agreement.

(d)	EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE

RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6.	Non-Disparagement, Transition and Transfer of Company Property. Executive further agrees that:
(a)

Non-Disparagement.  For a period of five years following the Retirement Date, Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately.  Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b)

Transition.  Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.  Without limiting the foregoing, Executive shall be available, on a non-exclusive basis, to respond to, and shall respond with reasonable promptness and completeness to, e-mail and telephone inquiries from the Company regarding transitional matters provided that such inquiries would not interfere in any significant manner with other business pursuits (including other employment) by Executive.  For the avoidance of doubt, nothing in this Section 6(b) shall entitle Executive to the vesting of any stock options or otherwise prevent Executive’s unvested stock options from terminating effective as of the Retirement Date.

(c)

Transfer of Company Property.  Executive represents and warrants that he has turned over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at or prior to the time he signed this Agreement, except as is necessary to execute any obligations under a future consulting arrangement contemplated between the parties or as otherwise mutually agreed.

7.

Executive Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this

Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
8.

No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

9.

Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

10.

Miscellaneous.  This Agreement, together with the Confidentiality Agreement, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Severance Agreement.  The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11.

Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

12.

Maintaining Confidential Information.  Executive reaffirms his obligations under the Confidentiality Agreement.  Executive acknowledges and agrees that the payments provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.  For the avoidance of doubt, nothing in this Agreement or the Confidentiality Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of the Confidentiality Agreement or this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13.

Executive’s Cooperation.  After the Retirement Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Retirement Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 11-December-2020

/s/ Michael Kavanaugh

W. Michael Kavanaugh, M.D.

CYTOMX THERAPEUTICS, INC.

DATED:  1-December-2020

By: /s/ Lloyd Rowland

Name: Lloyd Rowland

Title:  Senior Vice President, General Counsel

[Signature page to Retirement Agreement]